UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 29, 2005
Global Energy Group, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31505	23-3020677

(Commission File Number)	(IRS Employer Identification No.)

5000 Legacy Drive, Ste.470 Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)
(972) 943-6040
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
     Global Energy Group, Inc. (the “Company”) has entered into a Securities Purchase Agreement (the “Purchase Agreement”), to be effective as of July 1, 2005, with Global Energy Distribution Group, L.L.C. (“GEDG”), CND, L.L.C. (“CND”), Recap Group, L.L.C. (“Recap”), Cazatur Group, L.L.C. (“Cazatur”), Allen Wheeler (“Wheeler”), Robert J. Smith (“Smith”), and Quest Capital Alliance, L.L.C. (“Quest”) (CND, Recap, Cazatur, Wheeler, Smith and Quest are the “GEDG Members”). The Purchase Agreement provides for the purchase from the GEDG Members by the Company of all of the outstanding membership units in GEDG, the Company’s exclusive master distributor, in exchange for 81,746,409 shares of the Company’s newly-issued common stock. The Purchase Agreement, if consummated, will result in a change of control of the Company, with CND acquiring (a) 49,865,309 of the Company’s outstanding common stock, representing approximately 52% of the Company’s then outstanding common stock, and (b) the power to vote 5.3 million shares of the Company’s voting preferred stock as the successor trustee under the Voting Trust Agreement, dated January 30, 2004. As a result, CND would have the power to vote approximately 68% of the outstanding voting interests in the Company.
     CND currently owns 12% of GEDG. The Purchase Agreement and related documents are currently held in escrow, pending CND obtaining $2.0 million in funding to purchase an additional 49% of GEDG from the other GEDG Members. The acquisition by CND of the aggregate 61% of GEDG is the remaining condition precedent to the closing of the Purchase Agreement.
     If consummated, the Purchase Agreement will result in the following: (a) approximately $380,000 in accrued and unpaid dividends on the Company’s Series A and B Preferred Stock will be cancelled; (b) outstanding warrants to purchase up to approximately 52.9 million shares of the Company’s common stock will be terminated; (c) the amendment of the terms of the Certificates of Designations of the Company’s Series A Preferred Stock and Series B Preferred Stock, to provide for a annual mandatory redemption of 20% of each preferred stock over a five year period, beginning June 30, 2006; and (d) the GEDG Members receiving certain registration rights covering the 81,746,409 shares of common stock to be issued if the Purchase Agreement is consummated.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY GROUP, INC.
/s/ John R. Bailey
John R. Bailey, Interim CEO, Vice President and CFO

Date: August 4, 2005